Exhibit 99.3

CHARTER OF THE compensation COMMITTEE
OF THE BOARD OF DIRECTORS
of New Iceland Arctic Acquisition Corp.

PURPOSE

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of New Iceland Arctic Acquisition Corp. (the “Company”) is to:

●	adopt and implement a compensation philosophy and help the Board oversee the Company’s compensation policies, plans and programs with a goal to attract, incentivize, retain and reward top quality executive management and employees;

●	review and determine the compensation to be paid or awarded to the Company’s executive officers and non-employee directors;

●	when required, review and discuss with management the Company’s compensation disclosures in the “Compensation Discussion and Analysis” section of the Company’s annual reports, registration statements, proxy statements or information statements filed with the U.S. Securities and Exchange Commission (the “SEC”); and

●	when required, prepare and review the Committee report on executive compensation included in the Company’s annual proxy statement.

The term “compensation” includes salary, long-term incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans.

COMPOSITION

The members of the Committee, including the Chairperson, will be members of the Board appointed by, and will serve at the discretion of, the Board. Vacancies occurring on the Committee will be filled by the Board. Resignation or removal of a Committee member from the Board for any reason will automatically constitute resignation or removal from the Committee.

The Committee will consist of at least three members of the Board. Each member of the Committee will satisfy (i) the independence and other requirements imposed by applicable law and listing requirements of any stock exchange on which the Company’s securities are then-listed (the “Exchange”), (ii) the “non-employee director” requirements under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) any other qualifications determined by the Board.

AUTHORITY

The Committee will have access to all Company books, records, facilities and personnel as deemed necessary or appropriate by any member of the Committee. If the Committee concludes that it must retain legal, accounting or other outside advisors (including compensation consultants), it may do so only after assessing the independence of such advisors in accordance with Nasdaq Listing Rule 5605(d)(3) or the requirements of any other Exchange. The Committee shall have sole authority to approve the reasonable fees and the other terms and conditions of such engagement, including authority to terminate the engagement. The Committee may also pay any ordinary administrative expenses it deems appropriate in carrying out its duties at the expense of the Company. The Committee will have authority to require that any of the Company’s personnel or outside advisors attend any meeting of the Committee or meet with any member of the Committee or any of its advisors. The Committee may delegate its authority to a member or members (or form and delegate authority to one or more subcommittees consisting of one or more members of the Board (whether or not he, she or they are on the Committee)) to the extent allowed under applicable law and Exchange listing requirements.

RESPONSIBILITIES

The members of the Committee are not employees of the Company, and they do not perform management’s functions. The Committee relies on the expertise and knowledge of management and serves in an oversight capacity.

The Committee shall have the following responsibilities.

1. Overall Compensation Philosophy and Strategy. The Committee will review, oversee and approve (or make recommendations to the Board for approval of) the Company’s overall compensation philosophy, strategy and policies, including:

●	reviewing, evaluating, and approving employment agreements, severance agreements, change-of-control protections, corporate performance goals and objectives relating to the compensation, and other compensatory arrangements of the Company’s executive officers and other senior management, including compensation packages for new executive officers and termination packages for executive officers as requested by management and adjusting compensation, as appropriate;

●	evaluating and approving the compensation plans and programs advisable for the Company and evaluating and approving the modification or termination of existing plans and programs;

●	establishing equity compensation policies to appropriately balance the perceived value of equity compensation and the dilutive and other costs of that compensation to the Company;

●	reviewing compensation practices and trends to assess the adequacy and competitiveness of the Company’s executive compensation programs as compared to companies in the Company’s industry and exercise its judgment in determining the appropriate levels and types of compensation to be paid or awarded;

●	monitoring the Company’s compliance with the requirements relating to loans to officers and directors and with all other applicable laws affecting employee compensation and benefits;

●	reviewing the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on the Company; and

●	evaluating the efficacy of the Company’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the Committee’s policies.

2. Compensation of Chief Executive Officer. The Committee will review and approve (or make recommendations to the Board for approval of) the compensation and other terms of employment of the Company’s Chief Executive Officer (the “Chief Executive Officer”) and evaluate the Chief Executive Officer’s performance in achieving corporate performance goals and objectives. The Chief Executive Officer may not be present during the voting or deliberations regarding the Chief Executive Officer’s compensation.

3. Compensation of Other Executive Officers. The Committee will review and approve (or make recommendations to the Board for approval of) the compensation, individual and corporate performance goals and objectives and other terms of employment of the Company’s other executive officers and evaluate their individual performance, taking into account the recommendations and evaluation of the Chief Executive Officer to the extent the Committee deems appropriate.

4. Compensation of Non-Employee Directors. The Committee will review and approve (or make recommendations to the Board for approval of) the type and amount of compensation to be paid or awarded to non-employee Board members.

5. Risk Management. The Committee will review the Company’s practices and policies regarding employee compensation as they relate to risk management and risk-taking incentives, to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and take such determinations into account in discharging the Committee’s responsibilities.

6. Administration of Benefit Plans. The Committee will have full power and authority to adopt, amend, terminate, and administer the Company’s equity awards, profit sharing plans, bonus plans, benefit plans and other similar programs, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, act as the “Plan Administrator” for the Company’s equity-based and employee benefit plans. The Committee will have full power and authority to administer these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, approve modifications to awards and exercise other power, as appropriate.

7. Compensation Discussion and Analysis; Committee Report. The Committee will review and discuss with management any “Compensation Discussion and Analysis” and report of the Committee required to be included in any filing with the SEC.

8. Compensation Proposals. The Committee shall provide recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting of shareholders, including the frequency of advisory votes on executive compensation if required by Section 14A of the Exchange Act and the rules and regulations promulgated thereunder. The Committee will review and consider the results of any advisory vote on executive compensation.

9. Conflict of Interest Disclosure. The Committee will review and discuss with management any conflicts of interest raised by the work of a compensation consultant or advisor hired by the Committee or management and how such conflict is being addressed, and prepare any necessary disclosure in the Company’s annual proxy statement in accordance with applicable law and Exchange requirements.

10. Committee Self-Assessment; Charter Review. The Committee will annually evaluate its performance. The Committee shall also review and assess the adequacy of this Charter annually and shall recommend any proposed changes to the Board for its consideration and approval.

11. Succession Planning. Review and discuss with the Board and the Company’s executive officers plans for executive officer development and corporate succession policies, principles and plans for the CEO and other executive officers.

12. Clawback Policies. The committee shall establish, approve, modify, and oversee the Company’s compensation clawback or similar policies, including a clawback policy that complies with the requirements of the SEC and the Nasdaq listing standards, and any required recoupment and disclosure.

13. General Authority. The Committee shall perform such other functions and have such other powers as may be necessary or appropriate in the discharge of any of the foregoing.

MEETINGS AND MINUTES

The Committee will meet whenever its members deem a meeting necessary or appropriate, but not less than annually. The Committee will determine where and when to meet. Unless otherwise determined by the Committee, each regularly scheduled meeting will conclude with an executive session that excludes members of management. From time to time, or when requested by the Board, the Chairperson of the Committee will report to the Board.

The Committee will maintain written minutes of its meetings and regularly report to the Board on its actions and recommendations. The Committee may act by unanimous written consent; when it does so, those actions will be filed in the minute book.

PUBLICATION

The Company shall make this Charter freely available to shareholders on request and, provided that the Company is subject to the periodic reporting requirements of the Exchange Act, shall publish it on the Company’s website.

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